EXHIBIT 2

10% Senior Secured Convertible Note due April 28, 2018

US$6,200,000

TEMPUS APPLIED SOLUTIONS HOLDINGS, INC.

(the “Company”) promises to pay to SANTIAGO BUSINESS CO. INTENATIONAL LTD., or its successors or assigns (the “Holder”), the principal sum of US$6,200,000, together with accrued and unpaid interest, on April 28, 2018.

THIS NOTE AND THE SHARES OF COMMON STOCK OF TEMPUS APPLIED SOLUTIONS HOLDINGS, INC. ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THIS NOTE IS BEING ISSUED PURSUANT TO THE TERMS OF A NOTE PURCHASE AGREEMENT, DATED AS OF THE DATE HEREOF, BETWEEN THE COMPANY AND SANTIAGO BUSINESS CO. INTERNATIONAL LTD. (THE “NOTE PURCHASE AGREEMENT”). THE HOLDER IS ENTITLED TO THE BENEFITS OF A REGISTRATION RIGHTS AGREEMENT, DATED AS OF THE DATE HEREOF, BETWEEN THE COMPANY AND SANTIAGO BUSINESS CO. INTERNATIONAL LTD. (THE “REGISTRATION RIGHTS AGREEMENT”).

Certain capitalized terms used herein have the definitions ascribed to them in Section 9 hereof.

1. INTEREST. The Company promises to pay interest on the principal amount of this Note at a rate of 10.0% per annum from its issuance date until maturity.

The Company will pay interest quarterly in arrears on February 1, May 1, August 1, and November 1 of each year, commencing on August 1, 2017, or if any such day is not a Business Day, on the next succeeding Business Day. Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the issuance date.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and interest on demand at a rate that is 2% per annum in excess of the rate then in effect. Interest will be computed on the basis of a 365- or 366-day year and the actual number of days elapsed.

2. METHOD OF PAYMENT.  Payments as to principal and interest shall be made by wire transfer of immediately available funds pursuant to the wire transfer instructions set forth on Annex A hereto; provided that the Holder may change such wire transfer instructions by providing written notice to the Company no later than two Business Days preceding any such payment. Such payment shall be in such coin or currency of The United States of America as at the time of payment is legal tender for payment of public and private debts.

3. SECURITY DOCUMENTS.  The Company covenants with the Holder, not later than the 30th day after the date of this Note, (i) to execute and deliver, or cause to be executed and delivered, to the Holder documents in form and substance satisfactory to the Holder providing for the following collateral security for the obligations of the Company under this Note: (x) a mortgage and security interest to be granted by N198GS Inc. and Bluebell Business Limited of their respective interests in Gulfstream G-IV Airframe serial no. 1098, registration no. N198GS, and Rolls-Royce Tay MK611-8 engines serial nos. 16134 and 16135, and related property; (y) a security interest to be granted by the Company in all the issued and outstanding shares of Bluebell Business Limited; and (z) a security interest to be granted by Bluebell Business Limited in its rights under the trust agreement between Bluebell Business Limited and N198GS Inc., (the documents providing for such mortgage and security interests, collectively, the “Security Documents”) and (ii) to take such steps as are required, or are requested by the Holder, in order to perfect and protect the security to be granted pursuant to such Security Documents.

4. PREPAYMENT.  This Note may not be prepaid at the option of the Company.

5. CONVERSION. The Holder may convert the principal amount of, and any accrued and unpaid interest on, this Note (or any portion thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof) at any time into shares of Common Stock. The initial conversion price is $0.08 per share of Common Stock (the Closing Sale Price of the Common Stock on April 24, 2017), subject to adjustment as provided herein (the “Conversion Price”).

To convert this Note, or any portion thereof, the Holder shall deliver a notice (a “Conversion Notice”) to the Company at the address set forth below.  In only a portion of this Note is to be converted, the Conversion Notice shall so state.   The Holder shall not be required to deliver the original of this Note in order to effect a conversion hereunder.  On or before the first Business Day following the date on which the Company has received a Conversion Notice, the Company shall send an acknowledgment of confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the third Business Day following the date on which the Company has received such Conversion Notice, the Company shall issue and deliver (via reputable overnight courier) to the address as specified in the Conversion Notice a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled pursuant to such conversion. Upon delivery of a Conversion Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the shares of Common Stock with respect to which this Note has been converted, irrespective of the date of delivery of the certificates evidencing such shares. If this Note is submitted in connection with any conversion pursuant to this Section 5 and this Holder has elected to convert only a portion of this Note, then the Company shall, as soon as practicable and in no event later than three Business Days after any conversion and at its own expense, issue and deliver to the Holder (or its designee) a new Note representing the portion of this Note not so converted. No fractional shares of Common Stock are to be issued upon the conversion of this Note, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent) that may be payable with respect to the issuance and delivery of shares of Common Stock upon conversion of this Note.

So long as this Note remains outstanding, the Company shall at all times keep reserved for issuance under this Note a number of shares of Common Stock at least equal to the maximum number of shares of Common Stock as shall be necessary to satisfy the Company’s obligation to issue shares of Common Stock to the Holder upon a conversion of this Note in full.  If, notwithstanding the preceding sentence, and not in limitation thereof, at any time while this Note remains outstanding, the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to issue shares of Common Stock to the Holder upon a conversion of this Note in full, then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to satisfy its obligation to issue shares of Common Stock to the Holder upon a conversion of this Note in full.

The Conversion Price is subject to adjustment from time to time as set forth herein.

(a) If the Company, at any time this Note is outstanding, (i) pays a stock dividend on one or more classes of its then outstanding shares of Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its then outstanding shares of Common Stock into a larger number of shares or (iii) combines (by combination, reverse stock split or otherwise) one or more classes of its then outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) If the Company, at any time this Note is outstanding, issues or sells, or in accordance with this Note is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company) for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale (such Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Issuance Price. For all purposes of the foregoing, the following shall be applicable:

(i) If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this paragraph, the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (A) the lower of (1) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof and (2) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof minus (B) the sum of all amounts paid or payable to the holder of such Option upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option. Except as contemplated in paragraph (iii) below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or otherwise pursuant to the terms of or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii) If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph (ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (A) the lower of (1) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security or otherwise pursuant to the terms thereof and (2) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof minus (B) the sum of all amounts paid or payable to the holder of such Convertible Security upon the issuance or sale of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Convertible Security. Except as contemplated in paragraph (iii) below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 5, except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

(iii) If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time (other than proportional changes in conversion or exercise prices, as applicable, in connection with an event referred to in  paragraph (a) above), the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this paragraph (iii), if the terms of any Option or Convertible Security that was outstanding as of the issuance date of this Note are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this paragraph (b) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv)  If any Option and/or Convertible Security and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as determined by the Holder, the “Primary Security,” and such Option and/or Convertible Security and/or Adjustment Right, the “Secondary Securities”), together comprising one integrated transaction (or one or more transactions if such issuances or sales or deemed issuances or sales of securities of the Company either (A) have at least one investor or purchaser in common, (B) are consummated in reasonable proximity to each other and/or (C) are consummated under the same plan of financing), the aggregate consideration per share of Common Stock with respect to such Primary Security shall be deemed to be equal to the difference of (1) the lowest price per share for which one share of Common Stock was issued (or was deemed to be issued pursuant to paragraph (i) or (ii) above, as applicable) in such integrated transaction solely with respect to such Primary Security, minus (2) with respect to such Secondary Securities, the sum of (x) the Black Scholes Consideration Value of each such Option, if any, (y) the fair market value (as determined by the Holder in good faith) or the Black Scholes Consideration Value, as applicable, of such Adjustment Right, if any, and (z) the fair market value (as determined by the Holder) of such Convertible Security, if any, in each case, as determined on a per share basis in accordance with this paragraph (iv). If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAP of such security for each of the five Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five Business Days after the tenth day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(c)  In addition to and not in limitation of the other provisions of this Section 5, if the Company, at any time this Note is outstanding, in any manner issues or sells or enters into any agreement to issue or sell, any Common Stock, Options or Convertible Securities (any such securities, “Variable Price Securities”) that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for shares of Common Stock at a price which varies or may vary with the market price of the Common Shares, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) (each of the formulations for such variable price being herein referred to as, the “Variable Price”), the Company shall provide written notice thereof to the Holder no later than the date of such agreement and the issuance of such Convertible Securities or Options. From and after the date the Company enters into such agreement or issues any such Variable Price Securities, the Holder shall have the right, but not the obligation, in its sole discretion, to substitute the Variable Price for the Conversion Price upon conversion of this Note by designating in the Conversion Notice delivered upon any conversion of this Note that solely for purposes of such exercise the Holder is relying on the Variable Price rather than the Conversion Price then in effect. The Holder’s election to rely on a Variable Price for a particular conversion of this Note shall not obligate the Holder to rely on a Variable Price for any future conversions of this Note.

(d) If at any time this Note is outstanding there occurs any stock split, stock dividend, stock combination recapitalization or other similar transaction involving the Common Stock (each, a “Stock Combination Event,” and such date thereof, the “Stock Combination Event Date”) and the Event Market Price is less than the Conversion Price then in effect (after giving effect to the adjustment in clause (b) above), then on the 16th Trading Day immediately following such Stock Combination Event, the Exercise Price then in effect on such 16th Trading Day (after giving effect to the adjustment in clause (b) above) shall be reduced (but in no event increased) to the Event Market Price. For the avoidance of doubt, if the adjustment in the immediately preceding sentence would otherwise result in an increase in the Conversion Price hereunder, no adjustment shall be made.

(e) In the event that the Company (or any subsidiary of the Company) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s board of directors shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder; provided that no such adjustment pursuant to this paragraph (e) shall increase the Conversion Price as otherwise determined pursuant to this Section 5; provided, further, that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Company’s board of directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding absent manifest error and whose fees and expenses shall be borne by the Company.

(g) All calculations under this Section 5 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issuance or sale of Common Stock.

(h) The Company may at any time, with the prior written consent of the Holder, reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

(i) Nothing in this Section 5 shall be deemed to limit the application of Section 8 of this Note, pursuant to which the Company many not take certain actions without first obtaining the written approval of the Holder.

6.  VOTING.  This Note shall entitle the Holder, with respect to all matters submitted to a vote of the shareholders of the Company, to vote on an as-converted basis.  The Company shall take any and all actions as may be necessary, including, if necessary, amending the terms of its certificate of incorporation and bylaws, to provide the Holder the right to vote on an as-converted basis and to assure that the Holder is at all times entitled, if the Holder exercises its right to vote on an as-converted basis in full, to nominate and elect a majority of the members of the Company’s board of directors.

7. TRANSFER. The Holder may transfer this Note or any portion thereof at any time at its option.

8.  PROTECTIVE PROVISIONS.  So long this Note remains outstanding, the Company will not (by amendment, merger, consolidation or otherwise) take any of the following actions without first obtaining the written approval of the Holder:

(i) approve or consummate a transaction with any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity that is directly or indirectly controlling or controlled by or under direct or indirect common control with the Company;

(ii) effect or approve any Liquidation Event;

(iii) effect any alteration, repeal, change or amendment of the certificate of incorporation of the Company (except to the extent otherwise required to comply with the provisions of this Note), including any increase or decrease in the authorized capital stock of the Company, or to create, or authorize the creation of, any additional class or series of capital stock or securities of the Company;

(iv) reclassify, alter or amend any existing security of the Company;

(v) effect any authorization, creation or issuance of (or any obligation to authorize, create or issue) any equity securities of a subsidiary of the Company to any third party;

(vi) create or authorize the creation of any debt security or instrument or otherwise incur new indebtedness of any kind (other than pursuant to credit facilities of the Company existing on the Issuance Date);

(vii) amend, change, waive or otherwise alter the Company’s bylaws (except to the extent otherwise required to comply with the provisions of this Note);

(viii) adopt or amend any Company equity incentive plan, including any amendment to increase the number of shares of Common Stock reserved for issuance pursuant to any Company stock plan, equity incentive plan, restricted stock plan or other similar arrangement;

(ix) purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company;

(x) use any available cash at the Company or any of its subsidiaries, other than net cash provided by operating activities, for working capital;

(xi) effect any change in the authorized number of directors of the Company;

(xii) commence or consummate any public offering;

(xiii)  effect any sale, transfer or other disposition, in a single transaction or series of related transactions, of more than $[10,000] of the assets of the Company and its subsidiaries;

(xiv) approve any annual budget or any material deviation therefrom; or

(xv) make any changes to the executive officers of the Company, including, but not limited to, those individuals performing the chief executive, financial, legal and accounting functions.

For the purposes of this Section 7, any reference to the Company will be deemed to include any subsidiary of the Company.

9. AMENDMENT. This Note, the Note Purchase Agreement and the Registration Rights Agreement may be amended or supplemented only pursuant to a written instrument signed by the Company and the Holder.

10. DEFAULTS AND REMEDIES. Each of the following shall comprise an “Event of Default”: (a) the Company fails to make any payment of principal, interest or other amounts under this Note or any Security Document when the same shall be due and payable; (b) the Company fails to perform or observe any other covenant, condition or agreement to be performed or observed by it under this Note, the Note Purchase Agreement, the Registration Rights Agreement or any Security Document; (c) any representation or warranty made by the Company under this Note, the Note Purchase Agreement, the Registration Rights Agreement, or any Security Document is false or untrue; (d) the Company repudiates, or evidences an intention to repudiate, any of its obligations under this Note, the Note Purchase Agreement, the Registration Rights Agreement or any Security Document; (e) there occurs, in the opinion of the Holder, a material adverse change in the financial condition of the Company; or (f) a dissolution, termination of existence, insolvency, business failure, or appointment of a receiver or other custodian of any material part of the assets of, or any assignment for the benefit of creditors by, the Company, or any proceedings under any bankruptcy or insolvency laws are commenced against the Company which are not dismissed within 30 days or any such proceeding is commenced by voluntarily.  Upon the occurrence of an Event of Default, the Holder may declare all amounts under this Note to be immediately due and payable; provided that upon the occurrence of an Event of Default specified in clause (f) above, all amounts outstanding under this Note shall immediately become due and payable without further action or notice.

11. DEFINITIONS.

“Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Section 5) of shares of Common Stock that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

“Black Scholes Consideration Value” means the value of the applicable Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance thereof calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg, L.P. utilizing (i) an underlying price per share equal to the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option or Convertible Security (as the case may be), (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be), (iii) a zero cost of borrow and (iv) an expected volatility equal to 80%.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, L.P., or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00 p.m., New York City time, as reported by Bloomberg, L.P., or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, L.P., or if the foregoing does not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the ask prices of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc.  If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 5. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

“Common Stock” means (i) the Company’s shares of common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

“Event Market Price” means, with respect to any Stock Combination Event Date, the quotient determined by dividing (i) the sum of the VWAP of the Common Stock for each of the five lowest Trading Days during the 20 consecutive Trading Day period ending and including the Trading Day immediately preceding the 16th Trading Day after such Stock Combination Event Date, by (ii) five.

“Liquidation Event” means (i) the liquidation, dissolution or winding up of the Company; (ii) the merger, acquisition or consolidation of the Company by means of any transaction or series of related transactions; (iii) any transaction or series of related transactions to which the Company is a party in which more than 50% of the Company’s voting power is transferred (taking into account only voting power resulting from stock held by such stockholders prior to such transaction); and (iv) a sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole (including, without limitation, the sale or disposition (by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, transfer or other disposition is to a wholly owned subsidiary of the Company).

“Option” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Principal Market” means OTCQB.

“Trading Days” means, as applicable, (i) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York City time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (ii) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00 p.m., New York City time, as reported by Bloomberg, L.P. through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00 p.m., New York City time, as reported by Bloomberg, L.P., or, if no dollar volume-weighted average price is reported for such security by Bloomberg, L.P. for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 5. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

12. NOTICES. Any notice required or permitted to be given by the provisions of this Note will be deemed given only if such notice is provided by email, in which case such notice will be deemed to have been received on the date on which receipt of such email is acknowledged, or by reputable overnight courier, in which case such notice will be deemed to have been received on the date on which such courier confirms delivery (or if such day is not a Business Day, on the next succeeding Business Day), if given at the following addresses (or at such other address as may be provided by the Company to the Holder, or by the Holder to the Company, as the case may be, in accordance with this Section 11):

If to the Company to it at:	If to the Holder, to it at:

Tempus Applied Solutions Holdings, Inc.	Santiago Business Co. International Ltd.
133 Waller Mill Road
Williamsburg, Virginia 23185
Attn.:	Attn.:
Email:	Email:

12. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISIDICTION WOULD BE REQUIRED THEREBY.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Issuance Date:  April 28, 2017

Tempus Applied Solutions Holdings, Inc.

By:	/s/ B. Scott Terry
Name: B. Scott Terry
Title: CEO

Annex A

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